NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Proposed Private Offering of $350 Million Senior Notes Due 2024

PITTSBURGH, June 2, 2016/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced that its wholly-owned subsidiary, WESCO Distribution, Inc. (“the Company”) is planning, subject to market and other conditions, to offer $350 million aggregate principal amount of senior notes due 2024 (“the Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (“the Securities Act”). It is expected that the Notes will be guaranteed by WESCO International, Inc.
The Company intends to use the net proceeds from the offering of the Notes to repay its 6.0% Convertible Senior Debentures due 2029 (“the 2029 Debentures”), which are redeemable on or after September 15, 2016. Until the 2029 Debentures are repaid, the Company plans to use the net proceeds to temporarily reduce other debt facilities for which there are no prepayment penalties.
This is not an offer to sell or the solicitation of an offer to buy any securities. The Notes and related guarantee are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantee have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409